NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Second Quarter 2019 Results
Second quarter highlights:

•	Record consolidated net sales of $2.2 billion, up 2% versus prior year

–	Organic sales growth of 1.9%

•	Cost of goods sold as a percentage of net sales of 81.0%

–	Gross margin of 19.0%, flat versus prior year

•	Operating profit of $98 million, up 7% versus prior year

–	Operating margin of 4.6%, up 30 basis points versus prior year

•	Net income of $64 million, up 10% versus prior year

•	Earnings per diluted share of $1.45, up 19%

•	Initiated the repurchase of $150 million of shares
PITTSBURGH, August 1, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, announces its results for the second quarter of 2019.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “As expected, all of our end markets grew on both a year-over-year and sequential basis. We achieved record sales in the second quarter due to the continued strength in Canada, Utility and Datacom offset by slower growth than anticipated in the U.S. After a slow start in April and May in the U.S., our sales growth strengthened in June but was impacted by increasing headwinds in the economy and in our end markets. Operating margin expanded 30 basis points, in-line with expectations, driven by continued effective cost management and strong operating profit pull through. EPS grew 19% versus prior year and we repurchased $150 million of our common stock, above our share repurchase forecast for the second quarter.”
The following are results for the three months ended June 30, 2019 compared to the three months ended June 30, 2018:

•
Net sales were $2.2 billion for the second quarter of 2019, compared to $2.1 billion for the second quarter of 2018, an increase of 2.2%. Organic sales for the second quarter of 2019 grew by 1.9% as foreign exchange rates negatively impacted net sales by 1.0%, while acquisitions positively impacted net sales by 1.3%. Sequentially, net sales increased 9.6% and organic sales increased 7.2%.

•
Cost of goods sold for the second quarter of 2019 and 2018 was $1.7 billion, and gross profit was $409.0 million and $399.9 million, respectively. As a percentage of net sales, gross profit was 19.0% for the second quarter of 2019 and 2018. Gross profit as a percentage of net sales for the second quarter of 2019 reflects the positive impact from the SLS acquisition offset by business mix.

•
Selling, general and administrative expenses were $295.9 million, or 13.8% of net sales, for the second quarter of 2019, compared to $292.9 million, or 13.9% of net sales, for the second quarter of 2018.

•
Operating profit was $97.9 million for the second quarter of 2019, compared to $91.2 million for the second quarter of 2018, an increase of 7.3%. Operating profit as a percentage of net sales was 4.6% for the current quarter, compared to 4.3% for the second quarter of the prior year.

•	Net interest and other for the second quarter of 2019 was $17.3 million, compared to $17.7 million for the second quarter of 2018.

•	The effective tax rate for the second quarter of 2019 was 21.6%, compared to 21.5% for the second quarter of 2018.

•	Net income attributable to WESCO International, Inc. was $63.5 million for the second quarter of 2019, compared to $58.0 million for the second quarter of 2018, an increase of 9.5%.

•
Earnings per diluted share for the second quarter of 2019 was $1.45, based on 43.8 million diluted shares, compared to $1.22 for the second quarter of 2018, based on 47.6 million diluted shares, an increase of 18.9%.

•
Operating cash flow for the second quarter of 2019 was an outflow of $37.7 million, compared to an inflow of $33.8 million for the second quarter of 2018. Free cash flow for the second quarter of 2018 was $25.1 million. The net cash outflow in the second quarter of 2019 was primarily driven by working capital growth as a result of higher sales in the latter part of the quarter. Additionally, the Company repurchased $150 million of shares in the second quarter of 2019.

The following are results for the six months ended June 30, 2019 compared to the six months ended June 30, 2018:

•
Net sales were $4.1 billion for the first six months of 2019 and 2018. Organic sales for the first six months of 2019 grew by 1.5% as foreign exchange rates and the number of workdays negatively impacted net sales by 1.2% and 0.8%, respectively, while acquisitions positively impacted net sales by 0.8%.

•
Cost of goods sold for the first six months of 2019 and 2018 was $3.3 billion, and gross profit was $791.5 million and $779.8 million, respectively. As a percentage of net sales, gross profit was 19.3% and 19.0% for the first six months of 2019 and 2018, respectively.

•
Selling, general and administrative expenses were $592.4 million, or 14.4% of net sales, for the first six months of 2019, compared to $583.7 million, or 14.2% of net sales, for the first six months of 2018.

•
Operating profit was $168.7 million for the first six months of 2019, compared to $164.4 million for the first six months of 2018, an increase of 2.6%. Operating profit as a percentage of net sales was 4.1% for the current six month period, compared to 4.0% for the prior six month period.

•
Net interest and other for the first six months of 2019 was $34.4 million, compared to $37.5 million for the first six months of 2018. For the six months ended June 30, 2018, net interest and other includes a foreign exchange loss of $3.0 million from the remeasurement of a financial instrument, as well as accelerated amortization of debt discount and debt issuance costs totaling $0.8 million due to early repayments on our then outstanding term loan facility.

•
The effective tax rate for the first six months of 2019 was 21.7%, compared to 20.7% for the first six months of 2018. The higher effective tax rate in the current year is primarily due to the full application of the international provisions of U.S. tax reform.

•	Net income attributable to WESCO International, Inc. was $105.8 million for the first six months of 2019, compared to $102.3 million for the first six months of 2018, an increase of 3.4%.

•
Earnings per diluted share for the first six months of 2019 was $2.37, based on 44.7 million diluted shares, compared to $2.15 for the first six months of 2018, based on 47.6 million diluted shares, an increase of 10.2%.

•
Operating cash flow for the first six months of 2019 was an outflow of $8.7 million, compared to an inflow of $86.8 million for the first six months of 2018. Free cash flow for the first six months of 2018 was $70.4 million. The net cash outflow in the first six months of 2019 was primarily driven by changes in working capital to support sales growth.

Mr. Engel continued, “As a result of lower market growth rate expectations in our end markets, we are revising our 2019 full year outlook for sales growth of 1% to 4%, operating margin of 4.2% to 4.5%, tax rate of 21% to 23%, and EPS of $5.00 to $5.60. We reaffirm our full year free cash flow generation of at least 90% of net income. Our focus remains on executing our 2019 plan priorities of sales growth, margin improvement, investments in our people and processes, and maintaining our cost and cash management discipline. Despite the slowing momentum and increased uncertainties in our end markets, customers continue to seek improvement in their operations and supply chains. Our talented team of associates and our robust portfolio of products and value-added services differentiate WESCO by providing our customers with complete solutions for their MRO, OEM and capital project needs.”

Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the second quarter of 2019 earnings as described in this News Release on Thursday, August 1, 2019, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2019		June 30, 2018
Net sales	$2,150.1		$2,104.0
Cost of goods sold (excluding	1,741.1	81.0%	1,704.1	81.0%
depreciation and amortization)
Selling, general and administrative expenses	295.9	13.8%	292.9	13.9%
Depreciation and amortization	15.2		15.8
Income from operations	97.9	4.6%	91.2	4.3%
Net interest and other	17.3		17.7
Income before income taxes	80.6	3.7%	73.5	3.5%
Provision for income taxes	17.4		15.8
Net income	63.2	2.9%	57.7	2.7%
Net loss attributable to noncontrolling interests	(0.3)		(0.3)
Net income attributable to WESCO International, Inc.	$63.5	3.0%	$58.0	2.8%

Earnings per diluted common share	$1.45		$1.22
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in millions)	43.8		47.6

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2019		June 30, 2018
Net sales	$4,111.4		$4,097.9
Cost of goods sold (excluding	3,319.9	80.7%	3,318.1	81.0%
depreciation and amortization)
Selling, general and administrative expenses	592.4	14.4%	583.7	14.2%
Depreciation and amortization	30.4		31.7
Income from operations	168.7	4.1%	164.4	4.0%
Net interest and other	34.4		37.5
Income before income taxes	134.3	3.3%	126.9	3.1%
Provision for income taxes	29.1		26.3
Net income	105.2	2.6%	100.6	2.5%
Net loss attributable to noncontrolling interests	(0.6)		(1.7)
Net income attributable to WESCO International, Inc.	$105.8	2.6%	$102.3	2.5%

Earnings per diluted common share	$2.37		$2.15
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in millions)	44.7		47.6

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$87.2	$96.3
Trade accounts receivable, net	1,355.5	1,166.6
Inventories	1,004.1	948.7
Other current assets	138.0	174.0
Total current assets	2,584.8	2,385.6

Other assets (1)	2,483.1	2,219.4
Total assets	$5,067.9	$4,605.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$868.6	$794.3
Short-term borrowings and current debt	27.6	56.2
Other current liabilities (1)	228.6	211.4
Total current liabilities	1,124.8	1,061.9

Long-term debt, net	1,399.5	1,167.3
Other noncurrent liabilities (1)	408.8	246.1
Total liabilities	2,933.1	2,475.3

Stockholders' Equity
Total stockholders' equity	2,134.8	2,129.7
Total liabilities and stockholders' equity	$5,067.9	$4,605.0

(1)
Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and all the related amendments (“Topic 842”) using the effective date method. The adoption of Topic 842 resulted in the recognition of right-of-use assets and lease liabilities in the balance sheet. As of June 30, 2019, other assets includes $233.4 million of operating lease assets, and other current liabilities and other noncurrent liabilities include $60.3 million and $177.9 million, respectively, of operating lease liabilities.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Operating Activities:
Net income	$105.2	$100.6
Add back (deduct):
Depreciation and amortization	30.4	31.7
Deferred income taxes	2.0	6.1
Change in trade receivables, net	(157.4)	(102.6)
Change in inventories	(39.7)	11.4
Change in accounts payable	62.5	26.1
Other	(11.8)	13.5
Net cash (used in) provided by operating activities	(8.8)	86.8

Investing Activities:
Capital expenditures	(21.4)	(16.4)
Other	(28.9)	(8.7)
Net cash used in investing activities	(50.3)	(25.1)

Financing Activities:
Debt borrowings (repayments), net	199.5	(52.5)
Equity activity, net	(152.7)	(1.9)
Other	3.3	(9.4)
Net cash provided by (used in) financing activities	50.1	(63.8)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(5.0)

Net change in cash and cash equivalents	(9.1)	(7.1)
Cash and cash equivalents at the beginning of the period	96.3	118.0
Cash and cash equivalents at the end of the period	$87.2	$110.9

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Six Months Ended
Organic Sales Growth:	June 30, 2019	June 30, 2019

Change in net sales	2.2%	0.3%
Impact from acquisitions	1.3%	0.8%
Impact from foreign exchange rates	(1.0)%	(1.2)%
Impact from number of workdays	—%	(0.8)%
Organic sales growth	1.9%	1.5%

Three Months Ended
Organic Sales Growth - Sequential:	June 30, 2019

Change in net sales	9.6%
Impact from acquisitions	1.0%
Impact from foreign exchange rates	(0.2)%
Impact from number of workdays	1.6%
Organic sales growth	7.2%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net sales	$2,150.1	$2,104.0	$4,111.4	$4,097.9
Cost of goods sold (excluding depreciation and amortization)	1,741.1	1,704.1	3,319.9	3,318.1
Gross profit	$409.0	$399.9	$791.5	$779.8
Gross margin	19.0%	19.0%	19.3%	19.0%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	June 30, 2019	December 31, 2018

Income from operations	$356.7	$352.5
Depreciation and amortization	61.7	63.0
EBITDA	$418.4	$415.5

	June 30, 2019	December 31, 2018
Short-term borrowings and current debt	$27.6	$56.2
Long-term debt	1,399.5	1,167.3
Debt discount and debt issuance costs (1)	7.8	9.6
Total debt	1,434.9	1,233.1
Less: cash and cash equivalents	87.2	96.3
Total debt, net of cash	$1,347.7	$1,136.8

Financial leverage ratio	3.4	3.0
Financial leverage ratio, net of cash	3.2	2.7

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, by EBITDA. Financial leverage ratio, net of cash is calculated by dividing total debt, including debt discount and debt issuance costs, net of cash, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Six Months Ended
Free Cash Flow:	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Cash flow (used in) provided by operations	$(37.7)	$33.8	$(8.8)	$86.8
Less: capital expenditures	(10.6)	(8.7)	(21.4)	(16.4)
Free cash flow	$(48.3)	$25.1	$(30.2)	$70.4
Percentage of net income	(76)%	44%	(29)%	70%
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities.